UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MMA CAPITAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11981 (Commission File Number)	52-1449733 (IRS Employer Identification No.)

3600 O’Donnell Street, Suite 600, Maryland 21224

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (443) 263-2900

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This amendment hereby amends the registration statement on Form 8-A originally filed by MMA Capital Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on May 5, 2015, by supplementing Items 1 and 2 with the following:

Item 1.	Description of Registrant’s Securities to Be Registered.

On May 24, 2021, the Company entered into a Third Amendment to Tax Benefits Rights Agreement (the “Third Amendment”) which amends the Tax Benefit Rights Agreement dated as of May 5, 2015 (the “Rights Agreement”), between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent, as amended by the First Amendment to Tax Benefits Rights Agreement dated January 1, 2019, and the Second Amendment to Tax Benefits Rights Agreement dated March 12, 2020.

The Third Amendment amends the Rights Agreement in certain respects to provide that, among other things, (i) neither FP Acquisition Parent, LLC, a Delaware limited liability company (“Parent”), nor FP Acquisition Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), under that certain Agreement and Plan of Merger dated as of May 24, 2021 by and among Parent, Merger Sub and the Company (the “Merger Agreement”) nor any of their affiliates or associates will be deemed to be or become “Acquiring Person” as a result of the approval, adoption, execution, delivery, and/or amendment of the Merger Agreement or the Voting Agreements, the public announcement or disclosure of those agreements or the performance or consummation of those agreements, (ii) neither Parent nor Merger Sub nor any of their affiliates or associates will be deemed to be or become a “Beneficial Owner” of, or have “Beneficial Ownership” of, or to “beneficially own” any shares of Company common stock under the Rights Agreement as a result of the approval, adoption, execution, delivery, and/or amendment of the Merger Agreement or the Voting Agreements, the public announcement or disclosure of those agreements or the performance or consummation of those agreements, (iii) neither a “Distribution Date” nor a “Stock Acquisition Date” under the Rights Agreement will occur or be deemed to have occurred as a result of the approval, adoption, execution, delivery, and/or amendment of the Merger Agreement or the Voting Agreements, the public announcement or disclosure of those agreements or the performance or consummation of those agreements, (iv) the rights issued under the Rights Agreement will expire immediately prior to the effective time under the Merger Agreement, if the effective time occurs, and (v) nothing in the Rights Agreement will be construed to give holders of rights certificates (or holders of Company Common Stock prior to the distribution date of the rights) under the Rights Agreement any rights, remedies or claims as a result of the approval, adoption, execution, delivery, and/or amendment of the Merger Agreement or the Voting Agreements, the public announcement or disclosure of those agreements or the performance or consummation of those agreements. The Amendment will terminate automatically and will have no force or effect upon a termination of the Merger Agreement.

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Item 2.	Exhibits.

Exhibit
Number	Description of Document

4.1	Tax Benefit Rights Agreement, dated as of May 5, 2015, between MMA Capital Holdings, Inc. (formerly known as MMA Capital Management, LLC) and Broadridge Corporate Issuer Solutions, Inc. as rights agent (incorporated by reference to Form 8-A filed on May 5, 2015).

4.2	First Amendment to Tax Benefit Rights Agreement dated as of January 1, 2019 between MMA Capital Holdings, Inc. and Broadridge Corporate Issuer Solutions, Inc. as rights agent. (incorporated by reference to Appendix II of Company’s definitive proxy statement on Schedule 14A filed on September 28, 2018).

4.3	Second Amendment to Tax Benefit Rights Agreement dated as of March 12, 2020 between MMA Capital Holdings, Inc. and Broadridge Corporate Issuer Solutions, Inc. as rights agent (incorporated by reference to Form 8-A filed on March 17, 2020).

4.4	Third Amendment to Tax Benefit Rights Agreement dated as of May 24, 2021 between MMA Capital Holdings, Inc. and Broadridge Corporate Issuer Solutions, Inc. as rights agent (incorporated by reference to Form 8-K filed on May 24, 2021).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MMA CAPITAL HOLDINGS, INC.

B:	/S/ Gary A. Mentesana
Gary A. Mentesana
Chief Executive Officer

May 24, 2021

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